Exhibit 10.13

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on March 14, 2005, but effective as of February 14, 2005, by I-TRAX, INC., a Delaware corporation with its principal business offices located at 4 Hillman Drive, Suite 130, Chadds Ford, Pennsylvania 19317 (the "Company"), and R. DIXON THAYER, an individual residing at 1583 West Doe Run Road, Unionville, Pennsylvania 19375 ("Executive").

         The Company desires to employ Executive, and Executive desires to be employed by the Company on the terms set forth in this Agreement.

         In consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

         1. Term of Employment. Upon the terms set forth in this Agreement, the Company employs Executive and Executive accepts employment with the Company for the period commencing on February 15, 2005 and ending on February 15, 2008 (such period, the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of the Executive's employment will automatically extend for an additional period of two years (such period, the "Additional Term") unless the Additional Term is sooner terminated in accordance with the provisions of Section 4 below or unless on or before six months prior to the end of the Original Term, Executive or the Company notifies the other in writing that the Executive's employment under this Agreement will not be extended beyond the Original Term.

         2. Title and Capacity. Executive will serve as the Chief Executive Officer of the Company, and will perform the duties commensurate with such position and such other duties commensurate with such position as the Company's Board of Directors (the "Board") may assign to Executive. Executive will devote attention and energies on a full-time basis to the above duties, and Executive will not, during the term of this Agreement, actively engage in any other for profit business activity, except Executive may, so long as such activities do not violate the terms of Section 6.1 or impair Executive's performance of his duties under this Agreement: (a) serve as a director of up to two entities other than the Company, (b) assist GreenLeaf Auto Recyclers, LLC, Executive's former employer, during the first few months of the Original Term in the sale of its business and operations, and (c) consult occasionally other entities in the manner and to the extent provided by Executive prior to Executive's employment by the Company.

         3. Compensation and Benefits.

                  3.1 Base Salary. During the initial year of the Original Term the Company will pay Executive an annual base salary of $300,000 (such salary, as adjusted from time to time, the "Base Salary"). The Compensation Committee of the Board (the "Compensation Committee") will complete an annual review of Executive's performance and will, based upon the results of such review, increase the Base Salary for any subsequent year of the Original Term and





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Additional Term. In addition, the Company will pay Executive a bonus for each complete or partial fiscal year during the Original Term and Additional Term (the "Bonus"). The Bonus will be determined by the Compensation Committee upon consultation with Executive.

                  3.2 Payment in Installments. The Company will pay Executive the Base Salary in periodic installments in accordance with the Company's general payroll practices, after withholding for all Federal, state and local taxes and other required deductions. The Company will pay the Bonus within 90 days of the end of the end of each calendar year.

                  3.3 Stock Options.

                           (a) Effective February 14, 2005, the Company granted
Executive options to acquire 400,000 shares of the Company's common stock at an exercise price of $1.41 per share under the Company's 2001 Equity Compensation Plan (the "Plan Options"). The Plan Options are exercisable as follows: 100,000 shares on February 14, 2005; 100,000 shares on February 14, 2006; and the balance in eight equal, quarterly installments beginning on May 14, 2006.

                           (b) The Plan Options will accelerate and be vested
and exercisable in full in accordance with the terms of the stock option agreement between the Company and Executive for at least 12 months: (1) if the Company terminates Executive's employment under Section 4.3 for any reason other than for cause; (2) if Executive terminates Executive's employment under Section 4.5(b) for good reason; (3) in the event of a "Change in Control," as such term is defined in the Company's 2001 Equity Compensation Plan; or (4) if Executive dies or is Disabled while on the Company's business or as a result of Executive's performance of his duties under this Agreement. Except as provided in this Section 3.3, the Plan Options are in all respects subject to the terms of the stock option agreement between the Company and the Executive covering the Plan Options.

                  3.4 Benefits; Insurance and Indemnity.

                           (a) Provided Executive meets and continues to meet
the full-time and any and all other eligibility requirements set forth in the Company's Employee Manual and in the applicable benefits plans sponsored by the Company, the Company will make available to Executive fringe benefits, retirement, health and welfare benefits plans, policies and arrangement as are in effect from time to time and made available to senior executives officers of the Company, subject to employee cost sharing provisions and other provisions of such benefits and benefit plans (collectively, the "Benefits"). Notwithstanding the preceding, the Company may change, modify, amend, eliminate, or terminate the Benefits or change the employee cost sharing provisions applicable to the Benefits, and if the Company does so, thereafter Executive will be entitled only to then available standard full-time employee Benefits made available to other senior executive officers of the Company.

                           (b) During the Original Term and the Additional Term,
the Company will maintain directors and officers insurance with coverage of not less than $5,000,000 per occurrence, and indemnify Executive to the fullest extent provided under the Company's certificate of incorporation and by-laws.




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                  3.5 Paid Time Off. Executive is entitled to 20 paid time off days per year to be accrued in accordance with the Company's policy, as amended from time to time, and taken at such times as may be approved by the Compensation Committee or the Chairman of the Board.

                  3.6 Expenses.

                           (a) The Company will reimburse Executive for all
reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company's Finance Department, as amended from time to time.

                           (b) The Company will pay for or reimburse Executive
for reasonable costs and expenses (including travel) of an annual physical examination performed by a physician and a location selected by Executive in his sole discretion.

         4. Employment Termination. The employment of Executive by the Company under this Agreement will terminate upon the occurrence of any of the following:

                  4.1 Expiration of Term. At the election of Executive or the Company upon the expiration of the Original Term if Executive or the Company notified the other pursuant to Section 1 above that Executive's employment under this Agreement will not be extended for the Additional Term.

                  4.2 Cause. At the election of the Company, for "cause" as defined below, immediately upon written notice by the Company to Executive. "Cause" for termination is deemed to exist by reason of (a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty to the Company involving personal profit, (c) Executive's willful failure to perform his duties under this Agreement, (d) Executive's willful misconduct or gross negligence in the performance of his duties under this Agreement, (e) any action by Executive that violates Section 6, or (f) repeated refusals by Executive to comply with the reasonable directives of the Board; provided, however, that the Company may terminate Executive's employment under Sections 4.2(c), (e) or (f) above only after Executive fails (x) to commence and continue to correct or cure each specific instance comprising cause within 10 days of receipt by Executive of written notice of the Board identifying each instance constituting cause or (y) to correct or cure each identified instance within 45 days of receipt of such notice, if capable of being corrected or cured within such period.

                  4.3 Without Cause. At the election of the Company, at any time, upon 30 days written notice for any reason whatsoever other than for cause.

                  4.4 Death or Disability. Upon Executive's death or 30 days after Disability. "Disability" or "Disabled" means Executive is unable, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of three consecutive months or for a cumulative period of




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four months within any six consecutive months. A physician satisfactory to
Executive and the Company will determine if Executive is disabled. If Executive and the Company cannot agree on a physician within 30 days of either party's written notice to the other, Executive and the Company will each select a physician, who will together select a third physician. The determination of the physician(s) as to Disability will be binding on all parties.

                  4.5 Termination by Executive. At the election of Executive:
(a) at any time if his health should become impaired to an extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for "good reason" upon delivery of written notice of such "good reason" to the Company; or (c) upon 90 days written notice of termination. "Good reason" means: (1) the failure by the Company to continue Executive in the position of Chief Executive Officer (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (2) material diminution by the Board of Executive's responsibilities, duties or authority as Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept) or assignment to Executive of any duties inconsistent with Executive's position as Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (3) failure by the Company to pay and provide to Executive the compensation provided in Section 3.1 above, which failure is not cured within 30 days after written notice of such failure is delivered by Executive to the Company; (4) requiring Executive to be permanently based anywhere other than within 25 miles of his present home in Unionville, Pennsylvania (excluding business related travel as required by the Company's business); or (5) a "Change in Control," as such term is defined in the Company's 2001 Equity Compensation Plan; or (6) any other material breach of this Agreement by the Company, which breach, if capable of being cured, is not cured within 30 days after written notice of such breach is delivered by Executive to the Company.

         5. Effect of Termination.

                  5.1 Expiration of Term.

                           (a) If Executive elects not to renew Executive's
employment for the Additional Term under Section 4.1, the Company will pay to Executive the Base Salary, Bonus and Benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4, pro rata through the last day of Executive's actual employment by the Company.

                           (b) If the Company elects not to renew Executive's
employment for the Additional Term under Section 4.1, the Company will pay to Executive (1) severance equal to 18 months of Base Salary then applicable under
Section 3.1 in the manner provided under Section 3.2, (2) the Bonus for the fiscal year in which Executive's employment terminates, pro rated for any partial year, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits, or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under




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COBRA. Executive is not required to mitigate damages to receive the payments set forth in this Section 5.1(b).

                  5.2 Termination for Cause. If the Company terminates Executive's employment for cause under Section 4.2, the Company will pay to Executive the Base Salary, Bonus and Benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4, pro rata through the last day of Executive's actual employment by the Company.

                  5.3 Termination Without Cause.

                           (a) If at any time during the Original Term or the
Additional Term (i) the Company terminates Executive's employment under Section
4.3 for any reason other than for cause, or (ii) Executive dies or is Disabled while on the Company's business or as a result of Executive's performance of his duties under this Agreement, the Company will pay to Executive or his estate, as applicable, (1) severance equal to 24 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) the Bonus for the fiscal year in which Executive's employment terminates, pro rated for any partial year, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA.

                           (b) Executive acknowledges that if Executive's
employment is terminated pursuant to Section 4.3, (1) the payment in full of the severance, Bonus and payments in respect of health benefits under this Section
5.3 and (2) the rights of Executive with respect to Plan Options under Section 3.3(b), represent the total obligation of the Company to Executive under this Agreement. Further, Executive is not required to mitigate damages to receive the payments set forth in Section 5.3(a).

                  5.4 Termination for Death or Disability. If Executive's employment is terminated by death or because of Disability under Section 4.4 other than as provided in Section 5.3(a), the Company will pay to the estate of Executive or to Executive, as applicable, the Base Salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4 above through the end of the month in which termination of Executive's employment because of death or Disability occurs.

                  5.5 Termination by Executive.

                           (a) If Executive terminates Executive's employment
under Section 4.5(a) for reasons of health, the Company will pay to Executive the Base Salary, Bonus and Benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4 pro rata through the date of termination.

                           (b) If Executive terminates Executive's employment
under Section 4.5(b) for good reason at any time during the Original Term or the Additional Term, the Company will pay to Executive (1) severance equal to 24 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) the Bonus for the fiscal year in which Executive's




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employment terminates, pro rated for any partial year, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits or, if greater, the amount Executive would be required to pay to maintain such full-time health benefits under COBRA.

                           (c) Executive acknowledges that if Executive's
employment is terminated pursuant to Section 4.5(b), (1) the payment in full of the severance, Bonus and payments in respect of health benefits under Section 5.5(b) and (2) the rights of Executive with respect to Plan Options under
Section 3.3(b), represent the total obligation of the Company to Executive under this Agreement. Further, Executive is not required to mitigate damages to receive the payments set forth in Section 5.5(b).

                           (d) If Executive terminates Executive's employment
under Section 4.5(c), the Company will pay to Executive the Base Salary, Bonus and Benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 pro rata through the last day of his actual employment by the Company.

         6. Non-Competition, Non-Solicitation and Confidentiality.

                  6.1 Non-Competition. During the Original Term and, if automatically renewed, the Additional Term (regardless whether the Original Term or the Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and during the Post Expiration Non-Competition Period (as defined below) after the expiration of the Original Term and, if automatically renewed, the Additional Term, Executive will not, including through an Affiliate (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), directly engage in the corporate health care management business in which the Company or its Affiliates are engaged in at any time during the Original Term or Additional Term (the "Business") in the United States. Each of the following activities, without limitation, are deemed to constitute engaged in the Business: engaging in, working with, maintaining an interest in (other than interests of less than 3% in companies with securities traded either on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or traded over-the-counter and quoted on the Bulletin Board), advising for a fee or other consideration, managing, operating, lending money to (other than loans by commercial banks), guaranteeing the debts or obligations of, or permitting one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof) (each, a "Person"), whether as principal, director, agent, shareholder, partner, employee, consultant, independent contractor or in any other manner whatsoever, any Person in the Business. "Post Expiration Non-Competition Period" means the longer of one year and the period during which Executive is receiving severance under this Agreement.

                  6.2 Non-Solicitation. During the Original Term and, if automatically renewed, the Additional Term (regardless whether the Original Term




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or the Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and during the Post Termination Non-Solicitation Period (as defined below) after the expiration of the Original Term and, if automatically renewed, the Additional Term, Executive will not, directly or indirectly, and no Person (including an Affiliate) over which Executive exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise) (a) solicit or engage or employ or otherwise enter into any agreement or understanding, written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six months by the Company or its Affiliates, (b) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or its Affiliates or (c) solicit the business of, enter into any written or oral agreement with or otherwise deal with any supplier of goods, products, materials or services in competition with the Company or its Affiliates or solicit the business of customers of the Company or its Affiliates who were such at any time during the two-year period preceding Executive's last date of employment, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6. "Post Expiration Non-Solicitation Period" means the longer of one year and the period during which Executive is receiving severance under this Agreement.

                  6.3 Confidentiality. During the Original Term and, if automatically renewed, the Additional Term (regardless whether the Original Term or the Additional Term are terminated under Section 4 above prior to its scheduled expiration under Section 1) and for a period of five years after the expiration of the Original Term and, if automatically renewed, the Additional Term, Executive will treat as trade secrets all Confidential Information (as defined below) known or acquired by Executive in the course of any affiliation Executive has with the Company or its Affiliates and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company. "Confidential Information" means any information relating to the relationship of the Company or its Affiliates to their customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the Business, the financing arrangements of the Company, or the financial condition or prospects of the Company; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, including source code, object code, operating systems, bridgeware, firmware, middleware or utilities and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company or its Affiliates. Notwithstanding the foregoing, Executive will have no obligation with respect to
(a) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or its Affiliates; or (b) information which is in the public domain and is readily available; or (c) information where disclosure is required by law or is necessary in connection with a claim, dispute or litigation to which Executive is or becomes a party and the Company is given ten business days prior written notice of the intent to make disclosure.

                  6.4 Injunctive Relief. The restrictions contained in this
Section 6 are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by Executive to be reasonable for




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such purpose. Executive acknowledges that a breach or threatened breach by
Executive of the covenants contained in this Section 6 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, in the event of a breach of any such covenant, in addition to any other relief to which the Company is or may be entitled, the Company may seek, as a matter of course, an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his or her employer, employees, partners, agents or any of them.

                  6.5 Modification of Covenants. In the event an arbitrator, court or governmental agency or authority determines that any provision of
Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area will be considered to be reduced to the extent required to cure such invalidity.

                  6.6 Extension of Covenant. In the event Executive violates the restrictions contained in Section 6.1, the duration of such restriction will extend for a period of time equal to the period of time during which such violation continued.

                  6.7 Counter-claims. Any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 6, but will be litigated separately including, without limitation, any claim by Executive that Executive has not been terminated for cause pursuant to Section 4.2 above, unless the claim and defense arise out of the same event and joinder would be required.

         7. Inventions, Patents and Intellectual Property.

                  7.1 All Inventions made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Original Term, the Additional Term or thereafter if resulting or directly derived from Confidential Information, will be the sole property of the Company. "Inventions" include inventions, discoveries, computer programs, data, software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related solely to the Business and specifically exclude any such item predating the effective date of this Agreement or any non-Company activity specifically permitted under Section 2. Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Executive's duly authorized attorney to execute, file, prosecute and protect the same before any government agency,




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court or authority. Upon the request of the Company and at the Company's expense, Executive will execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

                  7.2 Executive will promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records will be available to and remain the sole property of the Company at all times.

         8. Return of Confidential Information. All files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which come into Executive's custody or possession, are and will be the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

         9. Cooperation. At any time during the term of this Agreement or thereafter, Executive will reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during Executive's employment by the Company. The Company will reimburse Executive for reasonable time and expenses, if any, incurred in providing such cooperation.

         10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day) or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed promptly by any of the methods specified in clauses subparagraphs (a)-(c) of this Section 10, to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

         11. Non-Disparagement. During the term of Executive's employment hereunder and for five years thereafter, neither the Company nor Executive will disparage, deprecate, or make any negative comment with respect to the other party or its Affiliates or their respective businesses, operations, or properties.

         12. Pronouns. Whenever the context may require, any pronouns used in this Agreement include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns include the plural and vice versa.

         13. Entire Agreement. This Agreement, and such other agreements, schedules and exhibits as are referenced in this Agreement, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.



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         14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

         15. Governing Law; Consent to Jurisdiction.

                  15.1 This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any contrary application of conflicts of laws principles.

                  15.2 Each of the Company and Executive consents to the jurisdiction of all Federal and state courts located in the Commonwealth of Pennsylvania which have jurisdiction over any disputes arising under this Agreement. Service of process in any action or proceeding commenced in a court located in the Commonwealth of Pennsylvania may be made by written notice as provided in Section 10.

         16. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and may not be assigned by him.

         17. Miscellaneous.

                  17.1 No delay or omission by the Company in exercising any right under this Agreement operates as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar or waiver or any right on any other occasion.

                  17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  17.3 In case any provision of this Agreement is invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired.




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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year set forth above.

                                          COMPANY:

                                          I-TRAX, INC.


                                          By:  /s/ David R. Bock
                                               ------------------------------
                                                Name: David R. Bock
                                                Title: Chief Financial Officer


                                          Attest:  /s/ Yuri Rozenfeld
                                                   --------------------------
                                                   Name: Yuri Rozenfeld
                                                   Title: Secretary


                                          EXECUTIVE:


Witness: /s/ Yuri Rozenfeld               /s/ R. Dixon Thayer
        ---------------------             -------------------------





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